SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Renaissance Learning, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL ONE: ELECTION OF DIRECTORS
NOMINEES STANDING FOR ELECTION
EXECUTIVE COMPENSATION
NON-EMPLOYEE DIRECTOR COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND TRANSACTIONS
PENDING LEGAL PROCEEDINGS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
PROPOSAL TWO: APPROVAL OF THE COMPANY’S 1997 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED
OTHER MATTERS
INDEPENDENT AUDITORS
SUBMISSION OF SHAREHOLDER PROPOSALS
RENAISSANCE LEARNING, INC. AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
Definitions
RENAISSANCE LEARNING, INC. 1997 STOCK INCENTIVE PLAN

RENAISSANCE LEARNING, INC.

2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 16, 2003

TO THE SHAREHOLDERS OF RENAISSANCE LEARNING, INC.:

      The 2003 annual meeting of shareholders of Renaissance Learning, Inc. will be held at the company’s offices, 2911 Peach Street, Wisconsin Rapids, Wisconsin, on Wednesday, April 16, 2003 at 1:00 p.m., local time (and at any adjournment thereof), for the following purposes:

(1)	To elect eight directors to serve until the 2004 annual meeting of shareholders and until their successors are elected and qualified;

(2)	To approve the company’s 1997 stock incentive plan, as amended and restated to increase the number of shares available for issuance by 3,000,000 shares, change the termination date of the plan and make certain non-material clarifying changes; and

(3)	To transact such other business as may properly come before the annual meeting (and any adjournment thereof), all in accordance with the accompanying proxy statement.

      Shareholders of record at the close of business on February 28, 2003 are entitled to notice of and to vote at the annual meeting.

      All shareholders are cordially invited to attend the annual meeting in person. However, whether or not you expect to attend the annual meeting in person, you are urged to complete, date and sign the accompanying proxy card and return it as soon as possible in the enclosed envelope which has been provided for your convenience. If you send your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Steven A. Schmidt, Secretary

March 11, 2003

RENAISSANCE LEARNING, INC.

2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036

March 11, 2003

PROXY STATEMENT

      This proxy statement is furnished by our board of directors for the solicitation of proxies from the holders of our common stock in connection with the annual meeting of shareholders to be held at our offices, 2911 Peach Street, Wisconsin Rapids, Wisconsin, on Wednesday, April 16, 2003 at 1:00 p.m., local time, and at any adjournment thereof. It is expected that the notice of annual meeting of shareholders, this proxy statement and the accompanying proxy card, together with our annual report to shareholders for fiscal 2002, will be mailed to shareholders starting on or about March 11, 2003.

      Shareholders can ensure that their shares are voted at the annual meeting by signing and returning the accompanying proxy card in the envelope provided. The submission of a signed proxy will not affect a shareholder’s right to attend the annual meeting and vote in person. Shareholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the secretary of the company a written revocation or a proxy bearing a later date. The presence at the annual meeting of a shareholder who has signed a proxy does not, by itself, revoke that proxy unless the shareholder attending the annual meeting files a written notice of revocation of the proxy with the secretary of the company at any time prior to the voting of the proxy.

      Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of each of the individuals nominated as a director and FOR the proposal to approve the company’s 1997 stock incentive plan, as amended and restated.

      The board of directors knows of no other matters to be presented for shareholder action at the annual meeting. If any other matters properly come before the annual meeting, the persons named as proxies will vote on such matters in their discretion.

      The expense of printing and mailing proxy materials, including expenses involved in forwarding proxy materials to beneficial owners of common stock held in the name of another person, will be paid by us. No solicitation, other than by mail, is currently planned, except that certain of our officers or employees may solicit the return of proxies from shareholders by telephone.

      Only shareholders of record at the close of business on February 28, 2003 (this date is referred to as the “record date”) are entitled to receive notice of and to vote the shares of common stock registered in their name at the annual meeting. As of the record date, we had outstanding 31,501,855 shares of common stock. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.

      Under Wisconsin law and our amended and restated by-laws, the presence of a quorum is required to conduct business at the annual meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. The shares represented at the annual meeting by proxies that are marked, with respect to the election of directors, “withhold authority” or, with respect to the other proposal, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.

      With respect to the vote required to approve the proposals at the annual meeting, the following rules apply:

•	The affirmative vote of a plurality of the shares of common stock present, either in person or by proxy, at the annual meeting and entitled to vote is required for the election of the directors. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. In the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

•	The proposal to approve the company’s 1997 stock incentive plan, as amended and restated, requires that a majority of the votes cast be voted to approve the proposal. Abstentions count as votes cast and, therefore, will have the effect of a vote against this proposal. Broker non-votes will not be counted as votes cast and, therefore, will have no effect on the approval of this proposal.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information as of the record date (unless otherwise specified) regarding the beneficial ownership of shares of common stock by (i) each director and nominee for director, (ii) the chief executive officer of the company and the four most highly compensated executive officers other than the chief executive officer (collectively, these five executives are referred to as the “named executive officers”), (iii) all directors and executive officers as a group, and (iv) each person believed by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the business address of each of the following is 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.

Name and Address	Amount and Nature of		Percent of
of Beneficial Owner	Beneficial Ownership(1)		Outstanding Shares(14)

Judith Ames Paul	11,789,101	(2)	37.34%
Terrance D. Paul	11,789,101	(3)	37.34%
John R. Hickey	225,681	(4)	*
Michael H. Baum	244,368	(5)	*
Timothy P. Welch	58,774	(6)	*
John H. Grunewald	18,256	(7)	*
Gordon H. Gunnlaugsson	17,256	(8)	*
Harold E. Jordan	15,276	(9)	*
Addison L. Piper	12,256	(10)	*
Steven A. Schmidt	15,132	(11)	*
All directors and executive officers as a group (10 persons)	24,185,201	(12)	75.32%
WoodTrust Asset Management, N.A	2,157,311	(13)	6.85%

*	Less than 1% of the outstanding common stock.

(1)	Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed.

(2)	Includes options for 66,311 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Ms. Paul is married to Terrance D. Paul, and Mr. Paul’s shares of common stock are not included in the number of shares beneficially owned by Ms. Paul.

(3)	Includes options for 66,311 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Mr. Paul is married to Judith Ames Paul, and Ms. Paul’s shares of common stock are not included in the number of shares beneficially owned by Mr. Paul.

(4)	Includes options for 209,383 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date.

(5)	Includes options for 211,383 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date.

(6)	Includes 29,400 shares of common stock held by a family trust, of which Mr. Welch is the trustee. Also includes options for 9,256 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date.

(7)	Includes options for 8,256 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Mr. Grunewald disclaims beneficial ownership of 1,000 of the shares of common stock indicated in the table, as such shares are held of record by his wife.

(8)	Includes options for 11,256 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date.

(9)	Includes 5,520 shares of common stock held in a joint account over which Mr. Jordan shares voting power with his wife. Also includes options for 9,756 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date.

(10)	Includes options for 2,256 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date.

(11)	Includes options for 13,580 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date.

(12)	Includes options for 607,748 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date.

(13)	The address of WoodTrust Asset Management, N.A. (“WoodTrust”) is 181 2nd Street South, P.O. Box 8000, Wisconsin Rapids, Wisconsin 54495-8000. The information in the table is based on an amendment to a Schedule 13G which was filed by WoodTrust with the Securities and Exchange Commission reporting that it had, as of December 31, 2002, sole voting power over 2,157,311 shares of common stock, sole dispositive power over 2,059,240 shares of common stock and shared dispositive power over 3,000 shares of common stock.

(14)	Based on 31,501,855 shares outstanding as of the record date.

PROPOSAL ONE: ELECTION OF DIRECTORS

      The number of directors constituting the whole board of directors is currently fixed at nine. Directors are elected at each annual meeting of shareholders to hold office for a one-year term and until their successors are duly elected and qualified. One of the current members of the Board of Directors, Mr. Timothy P. Welch, is not standing for re-election. Accordingly, the board of directors has selected the eight other members currently serving on the board as nominees for election at the annual meeting. After the annual meeting, assuming all of the nominees are re-elected, the board will have eight members.

      All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy card will vote for the election of another person or persons as the board of directors recommends.

NOMINEES STANDING FOR ELECTION

Name and Age
of Director	Office

Judith Ames Paul Age 56	Ms. Paul is the co-founder of the company and has been chairman of the board of directors since August 2002. From 1986 until July 2001, Ms. Paul served as chairman of the board, and from July 2001 until August 2002, Ms. Paul served as co-chairman with Mr. Paul. Ms. Paul has been a director since 1986. Ms. Paul acts as our spokesperson and coordinates our public relations and customer communication policies. Ms. Paul is a leading teacher advocate. Ms. Paul holds a bachelor’s degree in elementary education from the University of Illinois.

Terrance D. Paul Age 56	Mr. Paul is the co-founder of the company and has been our chief executive officer since August 2002. From July 1996 until July 2001, Mr. Paul served as vice chairman of the board and from July 2001 until August 2002, Mr. Paul served as co-chairman with Ms. Paul. Mr. Paul has been a director since 1986. Mr. Paul holds a law degree from the University of Illinois and an MBA from Bradley University. Terrance Paul is Judith Paul’s husband.

John R. Hickey Age 47	Mr. Hickey has been our president and chief operating officer since July 1996 and a director since October 1996. Mr. Hickey holds a bachelor’s degree in international business and history from the University of Wisconsin.

Michael H. Baum Age 55	Mr. Baum has been our executive vice president in charge of all organizational learning initiatives since August 2002 and a director since September 1994. From July 1996 until August 2002, Mr. Baum served as our chief executive officer. Mr. Baum holds a bachelor’s degree and a master’s degree in teaching from Yale University and an MBA from Northwestern University.

John H. Grunewald Age 66	Mr. Grunewald has been a director since September 1997. From September 1993 to January 1997, Mr. Grunewald served as the executive vice president, chief financial officer and secretary of Polaris Industries Inc., a manufacturer of snowmobiles, all-terrain vehicles and personal watercraft. Mr. Grunewald currently serves as a director of the Nash Finch Company, a wholesale food distributor, and Restaurant Technologies, Inc., a supplier of full service cooking oil management systems to restaurants. Mr. Grunewald also serves on the board of Rise, Inc., a charitable institution providing occupations for handicapped and disabled children, and as a member of the board of governors of the Bethel College Foundation. Mr. Grunewald holds a bachelor’s degree in business from St. Cloud State University and an MBA in business finance from the University of Minnesota.

Name and Age
of Director	Office

Gordon H. Gunnlaugsson Age 58	Mr. Gunnlaugsson has been a director since April 2000. From 1987 through 2000, Mr. Gunnlaugsson served as the executive vice president and chief financial officer of Marshall & Ilsley Corporation (M&I), a bank holding company headquartered in Milwaukee, Wisconsin. In addition, Mr. Gunnlaugsson served as a member of the board of directors of M&I from February 1994 through December 2000, and served as the vice president of M&I Marshall & Ilsley Bank, which is a subsidiary of M&I, from 1976 through 2000. Mr. Gunnlaugsson serves as the chairman of the board of directors of the Milwaukee Economic Development Commission, Mortgagebot LLC (a provider of web-enabled solutions for the mortgage lending industry), and the Puelicher Center for Banking at the University of Wisconsin — Madison, and as a member of the board of directors of Thrivent Financial Bank, Fiduciary Management, Inc. (an investment advisory firm), Grede Foundries, Inc. and West Bend Mutual Insurance Company. Mr. Gunnlaugsson also serves as the chairman of the advisory board of the Cardiovascular Research Center of the Medical College of Wisconsin. Mr. Gunnlaugsson holds a bachelor’s degree in business and an MBA from the University of Wisconsin, and is a certified public accountant.

Harold E. Jordan Age 52	Mr. Jordan has been a director since April 2000. Since December 1990, Mr. Jordan has served as the president and chief executive officer of World Computer Systems, Inc., a computer programming services company, and from January 1986 until December 1990, he served as its executive vice president. In addition, since October 1997, Mr. Jordan has served as the president and chief executive officer of Madras Packaging, LLC, a plastic molding company. From May 1987 until December 1996, Mr. Jordan practiced law with Jordan & Keys, a law firm, which he founded, and since January 1997, has been of counsel to the firm. Mr. Jordan serves as a member of the board of visitors of the University of Wisconsin Law School, a member of the board of managers of Haverford College and a member of the board of directors of Paramount Theater. Mr. Jordan holds a bachelor’s degree from Lawrence University and a law degree from the University of Wisconsin Law School.

Addison L. Piper Age 56	Mr. Piper has been a director since July 2001. Mr. Piper has served as chairman of the board of directors of U.S. Bancorp Piper Jaffray (Piper Jaffray), a financial services firm, since 1988. Mr. Piper joined Piper Jaffray in 1969 and has held various management positions since that time, including chief executive officer from 1983 until December 1999. Mr. Piper currently serves on the board of directors of Minnesota Public Radio and Abbott Northwestern Hospital Foundation. He also serves as a regent of St. Olaf College. Mr. Piper holds a bachelor’s degree from Williams College and an MBA from Stanford University.

      The board of directors has standing compensation and audit committees. The board of directors does not have a nominating committee. The board of directors held four meetings in 2002. Each incumbent director attended at least 75% of the meetings of the board of directors held during 2002 and at least 75% of the meetings of the board committees on which the director served in 2002.

      The compensation committee is responsible for, among other things, making recommendations to the board of directors concerning compensation levels of our executive officers and for administering our executive compensation plans. The members of the compensation committee are Messrs. Jordan (Chairman), Grunewald, Gunnlaugsson and Piper. The compensation committee held five meetings in 2002.

      In 2002, the board of directors appointed a sub-committee of the compensation committee to act on certain matters required to be acted upon by “outside directors,” as defined pursuant to the rules adopted under Section 162(m) of the Internal Revenue Code of 1986, or “non-employee directors,” as defined under Rule 16b-3 of the Securities Exchange Act of 1934. This sub-committee, which is comprised of

Messrs. Jordan (Chairman), Grunewald and Gunnlaugsson, acted once during 2002 to approve the grant of options to our executive officers and other personnel under our 1997 stock incentive plan.

      The audit committee is responsible for, among other things, selecting our independent auditors, reviewing the scope, results and costs of the audit with our independent auditors and reviewing our financial statements to ensure full compliance with regulatory requirements and full disclosure of necessary information to our shareholders. The members of the audit committee are Messrs. Grunewald (Chairman), Jordan, Gunnlaugsson and Piper. The audit committee held five meetings in 2002.

      The board of directors has adopted and approved an amended and restated written charter for the audit committee, a copy of which is attached to this proxy statement as Exhibit A. All of the members of the audit committee are “independent,” as defined under the current listing standards of the National Association of Securities Dealers, Inc.

EXECUTIVE COMPENSATION

      Summary Compensation Information. The following table sets forth the compensation for the past three years for the named executive officers.

Summary Compensation Table

				Long-Term
				Compensation

				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options/SARs(#)(1)	Compensation($)(2)

Judith Ames Paul	2002	$232,943	—	22,543	$9,140
Chairman of the Board	2001	219,185	—	15,827	8,680
	2000	204,846	—	8,316	8,112
Terrance D. Paul(3)	2002	$298,210	—	22,543	$11,725
Chief Executive Officer	2001	219,185	—	15,827	8,680
	2000	204,846	—	8,316	8,112
John R. Hickey	2002	$277,372	—	56,358	$10,540
President and Chief Operating	2001	225,875	—	35,294	8,945
Officer	2000	209,095	—	16,632	8,280
Michael H. Baum(4)	2002	$244,440	—	56,358	$9,576
Executive Vice President	2001	230,913	—	35,294	9,126
	2000	215,244	—	16,632	8,522
Steven A. Schmidt	2002	$204,455	—	16,297	$8,041
Vice President, Chief Financial	2001	180,745	$13,600	10,181	7,539
Officer and Secretary	2000	157,002	20,000	4,948	6,216

(1)	Reflects options granted under our 1997 stock incentive plan.

(2)	For 2000, 2001 and 2002, these figures reflect 401(k) plan and supplemental executive retirement plan (“SERP”) matching amounts contributed by us. The breakdown of 401(k) plan and SERP payments contributed by us in 2002 is as follows: Ms. Paul — $6,864 and $2,276; Mr. Paul — $6,864 and $4,861; Mr. Hickey — $6,864 and $3,676; Mr. Baum — $6,864 and $2,712; and Mr. Schmidt — $7,062 and $979.

(3)	Mr. Paul became chief executive officer of the company in August 2002.

(4)	Mr. Baum was the chief executive officer of the company until August 2002.

      Option Grants. The following table provides information on options granted to the named executive officers during 2002.

Option/ SAR Grants In Last Fiscal Year

	Individual Grants

		% of Total
	Number of Securities	Options/SARs			Grant Date
	Underlying	Granted to	Exercise or		Present
	Options/SARs	Employees in	Base Price	Expiration	Value
Name	Granted(#)(1)	Fiscal Year	($/sh)(2)	Date	($)(3)

Judith Ames Paul	7,759	1.43%	$32.22	3/1/12	$181,258
	14,784	2.73%	$16.91	9/1/12	$175,944
Terrance D. Paul	7,759	1.43%	$32.22	3/1/12	$181,258
	14,784	2.73%	$16.91	9/1/12	$175,944
John R. Hickey(4)	19,398	3.58%	$32.22	3/1/12	$453,157
	36,960	6.82%	$16.91	9/1/12	$439,861
Michael H. Baum	19,398	3.58%	$32.22	3/1/12	$453,157
	36,960	6.82%	$16.91	9/1/12	$439,861
Steven A. Schmidt	5,431	1.00%	$32.22	3/1/12	$126,874
	10,866	2.01%	$16.91	9/1/12	$129,316

(1)	The vesting schedule for options is 25% per year with each option being fully exercisable four years from the date of grant.

(2)	All options have an exercise price equal to 100% of the fair market of the common stock on the date of grant.

(3)	The grant date present values were determined using the Black-Scholes option pricing model with the following common assumptions: a 6 year expected period of time to exercise; a risk-free weighted average rate of return of 3.89%; an expected dividend yield of 0.00%; and a weighted average volatility factor of 80.25%. The Black-Scholes model produced a per share value of $23.36 for the March 2002 option grant and $11.90 for the September 2002 option grant.

(4)	In the event Mr. Hickey’s employment as president of the company is terminated for any reason (other than due to retirement, death or disability) at any time after July 1, 2001, the company has agreed to offer Mr. Hickey employment in some other mutually agreeable capacity through the period required for all options granted to him in 1997, 1998 and 1999 to vest in accordance with their terms.

      Option Exercises. The following table provides information on options exercised during 2002, and options held at year-end, by the named executive officers.

Aggregated Option/SAR Exercises In Last Fiscal Year And

FY-End Option/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
	Shares		at FY-End(#)		at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable(2)	Unexercisable	Exercisable(2)	Unexercisable

Judith Ames Paul	—	—	66,311	41,752	$61,079	$49,780
Terrance D. Paul	—	—	66,311	41,752	$61,079	$49,780
John R. Hickey	10,000	$1,000	209,383	96,537	$1,232,243	$114,269
Michael H. Baum	—	—	211,383	96,537	$1,146,543	$114,269
Steven A. Schmidt	—	—	13,580	26,744	$18,095	$30,672

(1)	For valuation purposes, a December 31, 2002 market price of $18.90 was used.

(2)	Consists of options for shares which were exercisable as of, and/or exercisable within 60 days of, December 31, 2002.

NON-EMPLOYEE DIRECTOR COMPENSATION

      During 2002, directors who were not employees received a fee of $1,000 for each board meeting attended, plus out-of-pocket expenses incurred in connection with attendance at each such meeting. For each committee meeting attended, these directors received the following fees, plus out-of-pocket expenses: (1) prior to October 2002, members of the audit and compensation committees received $500 for each committee meeting attended; and (2) in October 2002, the meeting fees were changed such that beginning with the meetings held in October, (a) the chairman of the audit committee received $1,000 for each audit committee meeting attended, while the other audit committee members received $750 for each such meeting, and (b) the chairman of the compensation committee received $750 for each compensation committee meeting attended, while the other compensation committee members received $500 for each such meeting. In addition, in March and September 2002, each non-employee director received options under our 1997 stock incentive plan to purchase 2,328 shares at an exercise price of $32.22 per share and 4,435 shares at an exercise price of $16.91 per share, respectively, which options vest 50% after one year and 50% after two years.

COMPENSATION COMMITTEE REPORT

      The compensation committee consists of Messrs. Jordan (Chairman), Grunewald, Gunnlaugsson, and Piper. The compensation committee is responsible for overseeing and, as appropriate, making recommendations to the board of directors concerning the compensation levels of our executive officers. The compensation committee also administers our 1997 stock incentive plan, with responsibility for determining the awards to be made under such plan to our executive officers and to other eligible individuals. The compensation committee generally reviews compensation programs for executive officers in July of each year, with any changes to such compensation programs commencing in September of each year. This results in compensation decisions impacting portions of two different calendar years. For example, compensation changes effective in September of 2002 will impact four months of 2002 and eight months of 2003.

      Overview. The compensation structure for our executive officers currently consists of two primary components: base salary and regular stock option grants. Base salaries are set after consideration of subjective factors, including the individual’s level of responsibility, experience and past performance record. We also consider the salaries of executives at comparable companies when setting the base salaries of our executive officers. Factors influencing stock option grants to executives include the performance of the company, the relative levels of responsibility of the executive and his or her contributions to the business, and competitiveness with companies similar to ours.

      In 2002, as part of its annual review of executive compensation, the compensation committee considered those subjective factors listed above, as well as a comparison of our executive compensation levels with the compensation levels of executive officers of other companies with similar profiles as ours in terms of annual revenues and number of employees. The compensation committee did not set the compensation of our executive officers at any specific level as compared to the compensation levels of the companies reviewed. Also, in making its decisions, the committee did not assign relative weights or importance to any specific measure of our financial performance.

      Base Salary. Relying primarily on the factors noted above, the compensation committee sets the base salaries of our executive officers at levels designed to attract and retain highly qualified individuals. After consideration of the information available to it, the committee determined to increase base salaries for our executive officers. The committee believes that the base salary increases were appropriate relative to our size and financial performance compared with the other companies reviewed.

      Equity Based Compensation. Stock option grants are currently the primary form of long-term incentive compensation for our executive officers. Stock options are granted at the fair market value of the stock on the date of grant, are subject to vesting over four years, and only have future value for executives if the stock price appreciates from the date of grant. The compensation committee believes that stock options are an effective means of incenting senior management to increase the long-term value of our common stock. Based on a review of the information described above and with the exception of stock option grants to our chief financial officer and executive vice president, the committee determined not to change the current dollar value of stock option grants to executive officers (i.e., the annual dollar value of the shares subject to option at the date of grant). The committee increased the stock option grants to our chief financial officer by the same percentage as the increase that was made to his base salary, similar to the changes that were made with respect to the option grants to our divisional presidents. The committee decreased the stock option grants to our executive vice president due to his change in role with the company (i.e., he is no longer serving as the company’s chief executive officer). The committee believes that the total compensation package provided to executive officers, including options, is appropriate relative to all factors considered by the committee.

      CEO Compensation. Effective August 15, 2002, Mr. Paul, who previously served as our co-chairman of the board, was appointed to serve as our chief executive officer. In evaluating Mr. Paul’s compensation for the coming year, the committee reviewed Mr. Paul’s past contributions to the company, the change in his responsibilities and duties, and the compensation levels of chief executive officers of the comparison group of companies described above. On the basis of this information, as well as a review of the company’s financial performance, the committee determined to increase Mr. Paul’s base salary by $200,000, but to leave the dollar value of his annual stock option grants unchanged. Mr. Paul’s compensation is not specifically tied to any specific financial performance criteria. The committee believes Mr. Paul’s compensation, while low compared to CEOs at the other companies reviewed, is appropriate given our size, financial performance and the fact that Mr. Paul, as the co-founder of the company, has a substantial equity interest in the company.

      In making compensation decisions, the compensation committee intends to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m) of the Internal Revenue Code of 1986.

      For purposes of the foregoing, all decisions regarding equity based compensation awards to executive officers were made by a sub-committee of the compensation committee which was appointed by the board of directors to act on such matters. The members of this sub-committee are Messrs. Jordan (Chairman), Grunewald and Gunnlaugsson.

The Compensation Committee:

Harold E. Jordan, Chairman	John H. Grunewald

Gordon H. Gunnlaugsson	Addison L. Piper

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our directors is an executive officer. We have, however, entered into certain transactions with U.S. Bancorp Piper Jaffray (Piper Jaffray) during 2002, as described under “Certain Relationships and Transactions,” below. Addison L. Piper, a member of our compensation committee, is the chairman of the board of Piper Jaffray.

AUDIT COMMITTEE REPORT

      In accordance with its written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of our financial reports. The primary responsibility of the audit committee is to oversee the company’s financial reporting process on behalf of the board of directors and to report the results of its activities to the board. During 2002, the committee met five times, and the committee chair, as representative of the committee, discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with our chief financial officer, controller and independent auditors prior to filing with the Securities and Exchange Commission. Also, in May 2002, the audit committee dismissed Arthur Andersen LLP as our independent public accountants and appointed Deloitte & Touche LLP (Deloitte) as our new auditors. The decision of the audit committee in this regard was ratified by the board of directors.

      Auditor Independence and 2002 Audit. In discharging its duties, the audit committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and us that might bear on Deloitte’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, the audit committee discussed with Deloitte any relationships that may impact their objectivity and independence and satisfied itself as to Deloitte’s independence. The committee also discussed with management and Deloitte the quality and adequacy of our internal controls. The committee reviewed with Deloitte their audit plans, audit scope and identification of audit risks.

      The committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the financial statements.

      2002 Financial Statements and Recommendations of the Committee. The committee reviewed our audited financial statements as of and for the year ended December 31, 2002, with management and Deloitte. Management has the responsibility for the preparation of our financial statements and Deloitte has the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and Deloitte, the committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

      Audit Fees. The aggregate fees billed for professional services rendered by our independent auditors for (1) the audit of our financial statements as of and for the year ended December 31, 2002, and (2) the review of the financial statements included in our Form 10-Q filings for the year, were $114,733.

      Financial Information Systems Design and Implementation Fees. Our independent auditors did not provide professional services during 2002 for the operation of our information systems or the management of our local area networks, nor did they design or implement a hardware or software system that aggregates source data underlying our financial statements or generates information that is significant to our financial statements taken as a whole. Accordingly, no financial information systems design and implementation fees were paid to the independent auditors during 2002.

      All Other Fees. The aggregate fees billed by our independent auditors during 2002 for non-audit and non-information systems related services, were $14,810. These services primarily consisted of tax consultation, tax compliance and research services. The audit committee considered whether, and has determined that, the provision of these types of services is compatible with maintaining the independent auditor’s independence.

The Audit Committee:

John H. Grunewald, Chairman	Harold E. Jordan
Gordon H. Gunnlaugsson	Addison L. Piper

CERTAIN RELATIONSHIPS AND TRANSACTIONS

      In the past, we have engaged U.S. Bancorp Piper Jaffray (Piper Jaffray) and/or its affiliates to perform certain services on our behalf. Currently, Piper Jaffray serves as one of our agents under our stock repurchase program. Furthermore, U.S. Bank, N.A., the parent company of Piper Jaffray, administers our 401(k) plan and served as our registrar and transfer agent for part of 2002. In the future, we may engage Piper Jaffray and/or its affiliates to perform additional services on our behalf. Addison L. Piper, a member of our board of directors, is chairman of the board of directors of Piper Jaffray.

      During 2002, we had an arrangement with Judith and Terrance Paul, our chairman and chief executive officer, respectively, pursuant to which we reimbursed them for part of the variable cost to them of using an airplane, in which they own a fractional interest, for travel related to company business. The aggregate amount of such payments by the company to the Pauls during 2002 was $65,481.

      Timothy P. Welch has informed the board of directors that upon completion of his current term as a member of the board, which expires on the date of the annual meeting, he will not stand for re-election to the board and will instead retire. To acknowledge its gratitude to Mr. Welch for his service to the company and its shareholders, the board has agreed to provide the following benefits to Mr. Welch: (1) effective April 16, 2003 and for a period of one year thereafter, Mr. Welch will be permitted to obtain health insurance coverage through the company’s self-insured health insurance plan at the same rates as employees terminating employment are offered, for which Mr. Welch will be required to pay the full cost; and (2) the terms of the stock options previously awarded to Mr. Welch under our 1997 stock incentive plan have been amended such that instead of expiring 90 days after the termination of his service on the board, such options will expire on December 31, 2004, thereby allowing all options previously awarded to Mr. Welch to completely vest.

      From time to time, our directors and officers may sell shares of their common stock to us pursuant to our stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.

PENDING LEGAL PROCEEDINGS

      None of our directors, executive officers or beneficial owners of more than 5% of shares of our common stock is an adverse party or has an interest adverse to us in any material pending legal proceeding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, among others, to file reports with the Securities and Exchange Commission within specified time frames disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during 2002, all filing requirements were complied with.

PERFORMANCE GRAPH

      The following graph compares the total stockholder return on our common stock since December 31, 1997 with that of the Nasdaq Stock Market Index and a peer group index constructed by us. The companies included in our peer group index are Apollo Group, Inc. (APOL), SkillSoft PLC (SKIL) (f/k/a SmartForce PLC), Learning Tree International, Inc. (LTRE), Sylvan Learning Systems, Inc. (SLVN), School Specialty, Inc. (SCHS), Edison Schools, Inc. (EDSN), Education Management Corporation (EDMC) and Plato Learning, Inc. (f/k/a TRO Learning, Inc.) (TUTR).

      The total return calculations set forth below assume $100 invested on December 31, 1997, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 2002. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

Comparison of Cumulative Total Return

Among Renaissance Learning, Inc.,
The Nasdaq Stock Market (U.S.) Index and a Peer Group Index

	Cumulative Total Return

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Renaissance Learning, Inc.	100	308	105	315	285	177
Peer Group Index	100	87	72	126	127	122
Nasdaq Stock Market (U.S.) Index	100	141	261	157	125	86

PROPOSAL TWO: APPROVAL OF THE COMPANY’S 1997

STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

      The complete text of the company’s 1997 stock incentive plan, as amended and restated, is set forth in Exhibit B hereto. The following summary of the material features of the plan is qualified in its entirety by reference to Exhibit B. The board of directors recommends a vote FOR the approval of the plan.

      General. At the annual meeting, shareholders are being asked to approve the company’s 1997 stock incentive plan, as amended and restated to (1) increase the number of shares of common stock available for issuance under the plan from 3,000,000 shares to 6,000,000 shares (i.e., a 3,000,000 share increase), (2) change the termination date of the plan from March 28, 2007 to April 16, 2013 (i.e., ten years after the date of shareholder approval of the amended plan), and (3) make non-material changes to certain provisions of the plan to clarify their meaning. The board of directors approved the amended and restated plan on February 12, 2003. If approved by shareholders, the amended and restated plan will become effective on April 16, 2003.

      The primary reason the board of directors has decided to amend the plan is to increase the number of shares available for issuance under the plan in order to provide sufficient shares to allow the company to continue to attract and retain highly qualified personnel. With more shares available for issuance under the plan, the board felt that it would also be appropriate to extend the term of the plan so that instead of terminating on March 28, 2007, the plan would terminate on April 16, 2013. By extending the term of the plan, the board reduced the likelihood that the plan will terminate before all of the shares available for issuance thereunder have been awarded. The other changes to the plan approved by the board represent non-material, clarifying changes.

      The board of directors initially adopted the company’s 1997 stock incentive plan on March 28, 1997. At that time (which was prior to the company’s initial public offering), the shareholders of the company also approved the plan. The plan was adopted to provide our officers, key employees and non-employee directors with additional incentives by increasing their proprietary interest in the company. The plan was later amended and restated by the board on October 23, 1997 to allow prospective employees as well as consultants to participate in the plan. Shareholders approved the amended and restated plan at the 2001 annual meeting.

      Shareholders are being asked to approve the plan, as currently amended and restated, in order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, which governs the deductibility of compensation paid to certain executive officers, and to comply with the rules of the Nasdaq Stock Market.

      Purpose. The purpose of the plan is to attract and retain key personnel whose skills and talents are important to our operations, and to reward them for making major contributions to our success. The plan does this by making awards under the plan to key personnel, thereby providing them with a proprietary interest in our growth and performance.

      Eligibility. Persons who are eligible to participate in the plan consist of current and prospective employees, non-employee directors and consultants of the company and its subsidiaries who hold, or will hold, positions of responsibility and whose performance can have a significant effect on our success. As of December 31, 2002, we had approximately 330 employees, 5 non-employee directors and 4 consultants participating in the plan.

      Administration. The plan is administered by the compensation committee of the board of directors (or, if required by applicable securities or tax laws, by a sub-committee of the compensation committee). The compensation committee has exclusive authority to grant awards under the plan and to make all interpretations and determinations affecting the plan. The compensation committee has the discretion to determine the individuals to whom awards may be granted, the amount of such awards, any applicable vesting schedules and the other terms of such awards. Nevertheless, any award made to a non-employee director under the plan must be approved by the full board of directors.

      Awards. The plan authorizes the compensation committee to grant awards in the form of stock options (including both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of

1986 and non-qualified stock options), stock appreciation rights and restricted shares of common stock. The terms and conditions of awards granted under the plan are set out in an agreement between the company and the individuals receiving the awards. To date, only non-qualified stock options have been awarded under the plan. All stock options awarded under the plan are granted at an exercise price of no less than the fair market value of our common stock on the date of grant. Such stock options expire, unless earlier terminated, ten years after the date of grant and may be exercised by delivery of notice of exercise to the company accompanied by full payment of the exercise price. If this proposal is approved by shareholders, no award may be granted under the plan after April 16, 2013; if this proposal is not approved, no award may be granted after March 28, 2007.

      Adjustments. The plan and any outstanding awards shall be subject to adjustment, as determined by the compensation committee, in the event of any change in the outstanding common stock of the company due to a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of such changes, the committee may make a proportionate adjustment to, among other things, the number of shares of common stock reserved under the plan, the number of shares of common stock covered by outstanding awards and the exercise price per share underlying each outstanding award. Upon a change of control of the company, as defined in the plan, any outstanding but unvested awards will become fully vested.

      Amendment and Termination. The board of directors may, from time to time, to the extent permitted by applicable law, amend or terminate the plan without the consent of participants. However, the board may not make an amendment or terminate the plan if the amendment or termination would have an adverse effect on outstanding awards without the consent of the affected participants. In addition, the board may not, unless otherwise permitted under applicable law, without further approval of the shareholders of the company, adopt an amendment to the plan which would cause the plan to no longer comply with Section 162(m) of the Internal Revenue Code of 1986, or any successor provision or other regulatory requirement. If this proposal is approved by shareholders, the plan will terminate on April 16, 2013; if this proposal is not approved, the plan will terminate on March 28, 2007.

      Shares Subject to the Plan. If this proposal is approved by shareholders, the aggregate number of shares of common stock that may be issued under the plan will be 6,000,000, of which a maximum of 3,000,000 may be subject to incentive stock options. The maximum number of shares that may be issued with respect to awards granted under the plan to any one person during the term of the plan may not exceed 3,000,000 shares. If this proposal is not approved by shareholders, the aggregate number of shares of common stock that will be authorized for issuance under the plan will remain at 3,000,000 shares, of which a maximum of 1,500,000 shares may be subject to incentive stock options. Moreover, the maximum number of shares that may be issued to any one person under the plan may not exceed 1,500,000 shares.

      On December 31, 2002, the closing price of our common stock was $18.90 per share. As of that date, there were 242,067 shares of common stock available for issuance under the plan.

      Federal Income Tax Consequences. The federal income tax consequences of non-qualified stock options (NQSOs), incentive stock options (ISOs) and restricted stock granted under the plan are generally as follows:

      NQSOs. The grant of an NQSO will have no federal income tax consequences to us or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the stock acquired at the time of exercise over the option price, and we will ordinarily be entitled to a deduction for federal income tax purposes for such amount.

      The holder of stock acquired upon exercise of an NQSO will, upon a subsequent disposition of such stock, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the stock, equal to the difference between the amount realized on the sale and the basis in such stock (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

      ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a participant. The amount by which the fair market value of the stock acquired upon the exercise of any ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If a participant disposes of the stock acquired on the exercise of an ISO at least two years after the date of the grant of the option and at least one year after the date of exercise, the participant will recognize taxable long-term capital gain or loss upon the disposition of the stock. In such circumstances, we would not be allowed to take a deduction for federal income tax purposes in connection with the grant or exercise of the option or the transfer of stock acquired upon such exercise.

      If, however, the participant disposes of his or her stock within the holding periods described above, (1) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such stock on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the participant and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the stock over the option price; (2) we will be entitled to a deduction for federal income tax purposes for such year in the amount of the ordinary income so recognized; and (3) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the stock and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

      Restricted Stock. The grant of restricted stock is not a taxable event to a participant, absent an election under Section 83(b) of the Internal Revenue Code of 1986. If no election is made, the participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the stock. The amount of the income will equal the fair market value of the stock when the restrictions lapse less any amount paid by the participant for the stock. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted stock equal to their fair market value at the date of grant less any amount paid by the participant for the stock, determined without regard to the restrictions imposed thereon. If the restricted stock is subsequently forfeited after a Section 83(b) election and before the restrictions lapse, the participant is not entitled to claim the loss for income tax purposes.

      We will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will equal the amount of ordinary income recognized by the participant.

      Awards Granted. The awards granted under the plan are discretionary and therefore future awards to be granted under the plan are not currently determinable. As of the date of this proxy statement, awards for 313,534 of the additional 3,000,000 shares that are subject to shareholder approval have been granted in the form of stock options. From the initial adoption of the plan in 1997 through December 31, 2002, the company granted the following non-qualified stock options to the individuals and groups listed below:

		Weighted Average
Name	Number of Options(1)	Exercise Price

Judith Ames Paul	108,063	$23.13
Chairman of the Board
Terrance D. Paul	108,063	$23.13
Chief Executive Officer
John R. Hickey	335,919	$17.86
President and Chief Operating Officer
Michael H. Baum	335,919	$17.86
Executive Vice President
Steven A. Schmidt	43,292	$24.71
Vice President, Chief Financial Officer and Secretary
All current executive officers as a group	931,256	$19.40

		Weighted Average
Name	Number of Options(1)	Exercise Price

All current directors who are not executive officers	133,985	$20.16
All employees, including officers who are not executive officers, as a group	1,658,592	$20.37

(1)	For more information regarding stock option grants to the named executive officers during 2002, see “Executive Compensation-Option Grants.”

      Equity Compensation Plan Information. The following table sets forth certain information about shares of our stock outstanding and available for issuance under our existing equity compensation plans, which currently consist of our 1997 stock incentive plan and our 1998 employee stock purchase plan. The table details securities authorized for issuance under our equity compensation plans as of December 31, 2002, exclusive of the proposed increase in the number of shares as set forth in the proposal to amend the 1997 stock incentive plan. The table below does not include awards, exercises or cancellations under our equity compensation plans subsequent to December 31, 2002.

Equity Compensation Plan Information

Number of securities
remaining available
for future issuance
	Number of securities		under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in
Plan category	warrants and rights	warrants and rights	first column)

Equity compensation plans approved by security holders	1,883,403	$21.944	546,607 (1)
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A

Total	1,883,403	$21.944	546,607 (1)

(1)	Of the 3,000,000 shares currently authorized for issuance under our 1997 stock incentive plan, 242,067 remain available for future issuance. Under our 1998 employee stock purchase plan (ESPP), eligible employees may purchase shares annually by payroll deductions, subject to certain aggregate limitations, at a purchase price equal to the lower of either 85% of the fair market value of the company’s shares on the offering commencement date or 85% of the fair market value of the company’s shares one year from such date. Of the 500,000 shares authorized under the ESPP, 304,540 remain available for future issuance. In 2003, we do not intend to offer the ESPP to employees.

(2)	Both of the company’s equity compensation plans have been approved by shareholders.

OTHER MATTERS

      Although we are not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy card intend to vote such proxy in accordance with their best judgment.

INDEPENDENT AUDITORS

      We have selected Deloitte & Touche LLP (Deloitte) as our independent accountants for the fiscal year ended December 31, 2003. Deloitte was also selected to audit our consolidated financial statements for the fiscal year ended December 31, 2002. Representatives of Deloitte will be present at the annual meeting to make any statement they may desire and to respond to questions from shareholders. Arthur Andersen LLP (Andersen) previously served as our independent public accountants.

      We dismissed Andersen as our independent public accountants and appointed Deloitte as our new independent auditors, effective May 22, 2002. The decision to dismiss Andersen and to retain Deloitte was approved by our audit committee.

      Andersen’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the two most recent fiscal years ended December 31, 2001, and the subsequent interim period through May 22, 2002, there were no disagreements between Andersen and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      During the two most recent fiscal years ended December 31, 2001 and the subsequent interim period through May 22, 2002, Andersen did not advise us that it questioned the reliability or adequacy of our internal controls necessary to develop reliable financial statements, representations made by our management team or our financial statements, that it needed to expand significantly the scope of its audit to investigate certain matters, or that information had come to its attention that materially impacted the fairness or reliability of current or past audit reports or the financial statements that underlie those reports, nor were there any other reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the two most recent fiscal years ended December 31, 2001, and the subsequent interim period through May 22, 2002, we did not consult with Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

SUBMISSION OF SHAREHOLDER PROPOSALS

      In accordance with our amended and restated by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2004 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2004 annual meeting of shareholders must be submitted to us not later than December 18, 2003. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with our amended and restated by-laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2004 annual meeting of shareholders must be received by us at our principal executive offices, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036 on or before November 12, 2003. Proposals should be directed to Mr. Steven A. Schmidt, Secretary. To avoid disputes as to the date of receipt, we suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

      You may obtain a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2002 at no cost by writing to Investor Relations, Renaissance Learning, Inc., 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.

By Order of the Board of Directors,

Steven A. Schmidt, Secretary

Exhibit A

RENAISSANCE LEARNING, INC.

AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER

Effective as of February 12, 2003

I. Purpose

      The Audit Committee shall assist the Board of Directors in fulfilling its responsibility to the shareholders, to the investment community and to governmental agencies relating to corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of the Company. The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board. It is not the responsibility of the Committee or any member of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management of the Company is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing the Company’s financial statements.

II. Committee Composition

      The Committee shall be comprised of at least three members, comprised solely of “independent” directors who are “financially literate” at the time of their appointment to the Committee. A director is “independent” and “financially literate” if he or she meets the requirements set forth in the rules of the Nasdaq Stock Market and the SEC. The current requirements for independence and financial literacy are attached hereto as Appendix A. Committee members may enhance their familiarity with finance and accounting by participating in educational programs.

      The Committee shall comply with the requirement that at least one member of the Committee shall meet the definition of “financial expert” once final rules defining such term are effective. In the meantime, the Chairman of the Committee shall have “accounting or related financial management experience,” in accordance with the requirements of the Nasdaq Stock Market.

      The members of the Committee shall be elected by the Board to hold such office until their successors shall be duly elected and qualified. Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III. Meetings and Reports

      The Committee shall meet as frequently as the Committee deems necessary, but not less frequently than four times each year. Special Meetings of the Committee may be called at any time by any member thereof on not less than three days notice. In order to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing function, and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee shall report periodically to the Board of Directors regarding the Committee’s activities, findings and recommendations. The Committee shall also meet with the independent auditors to review the arrangements (including proposed fees) and scope of the annual audit.

      The Committee may conduct its business and affairs at any time or location it deems appropriate. Attendance and participation in a meeting may take place by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Any action to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing and such writing or writings are filed with the minutes of the Committee. All decisions of the Committee shall be determined by the affirmative vote of a majority of the members thereof, and a report of any actions taken by the Committee shall be delivered at the next meeting of the Board of Directors.

      Certain responsibilities of the Committee have been delegated to the Chairman of the Committee, as set forth in Section IV, below. In the event the Chairman of the Committee acts on behalf of the full Committee pursuant to such delegated powers, the Chairman of the Committee shall deliver a report of his activities at the next meeting of the Committee.

IV. Responsibilities and Powers

      The Committee shall be responsible for the following:

          A. Oversight of the Independent Auditors

1. Appoint the independent auditors to audit the books and records of the Company and approve audit engagement fees and terms. Monitor and evaluate the performance, independence and qualifications of the independent auditors. Obtain and review, on an annual basis, a report by the independent auditors describing (1) the quality control procedures the firm has established, (2) any material issues raised by the most recent quality control review of the firm, and (3) any steps the firm has taken to deal with any reported problems. Discharge the independent auditors when circumstances warrant. Review the scope, costs and results of the independent audit of the Company’s books and records through conferences and direct, private communications with the independent auditors.

2. Ensure the independence of the Company’s independent auditors. For this purpose, the Committee shall obtain a formal written statement listing all relationships between the independent auditors and the Company from the independent auditors on an annual basis. Review and discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and take appropriate action to ensure the independent auditors’ independence.

3. Review and approve hiring decisions by the Company involving any partner or employee of the independent auditor who worked on the Company’s account during the preceding three years. No audit engagement team member that participated in the audit of the Company within one year prior to the proposed date of hire may be hired by the Company as a senior executive.

4. In conjunction with the independent auditors, ensure the rotation of the lead and concurring audit engagement partners so that no such person provides auditing services for more than five years before being rotated, and ensure that such partners do not provide audit services to the Company for five years after being rotated. For all other audit partners, rotation is required every seven years, and such persons are subject to a two-year time out.

          B. Financial Statement and Disclosure Matters

1. Review with management and the independent auditors the Company’s audited financial statements and MD&A to be included in the Company’s Annual Report on Form 10-K. Such review shall be conducted prior to the release of such information to the public and/or the filing of such report with the SEC. The Chairman of the Committee may represent the entire Committee for purposes of this review. In addition, the Committee shall make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company’s Form 10-K.

2. Review with management and the independent auditors the Company’s unaudited financial statements to be included in the Company’s Quarterly Reports on Form 10-Q. Such review shall be conducted prior to the release of such information to the public and/or the filing of such reports with the SEC. The Chairman of the Committee may represent the entire Committee for purposes of this review.

3. Prior to the release of annual and quarterly financial information to the public and/or the filing of annual, quarterly and any other periodic reports with the SEC, discuss with the Chief Executive Officer and the Chief Financial Officer of the Company (1) the process undertaken to prepare and review the

Company’s financial information to be included in the Company’s earnings releases and/or periodic reports (which will involve a discussion of the Company’s disclosure controls and procedures), (2) the participants in the process, and (3) the results of the review. In particular, the Committee should discuss with the Chief Executive Officer and Chief Financial Officer any significant deficiencies in the Company’s internal controls and any alleged fraud (whether material or not) involving management or other employees with significant roles in internal controls. Based on this discussion, the Committee should satisfy itself that the Company has followed procedures reasonably calculated to confirm the material accuracy and completeness of the information included in the earnings releases and/or periodic reports. The Chairman of the Committee may represent the entire Committee for purposes of this review.

4. As part of the review of the Company’s Annual Report on Form 10-K, review and discuss with the independent auditors (1) all critical accounting policies and practices used in the audited financial statements, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (3) other written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

5. Review audit reports received from the independent auditors and internal auditors and take such action in respect of such reports as the Committee deems appropriate to ensure the integrity of financial information and the compliance with all applicable laws, regulations and Company policies.

6. Review the programs that the Company has instituted to correct any deficiencies noted by the independent auditors in their annual review.

7. Review with management any changes in accounting principles significantly affecting the Company, as well as any significant unusual nonoperating or nonrecurring items and the general quality of earnings reported by the Company.

8. Review any significant disagreements between management and the independent auditors or the internal auditors in connection with the preparation of the Company’s financial statements.

          C. Approval of Audit and Non-Audit Services

1. Except as provided below, pre-approve all audit and permitted non-audit services to be provided by the Company’s independent auditors.

2. Pre-approval of permitted non-audit services is not required if (1) the aggregate amount of all such non-audit services constitutes not more than 5% of the total amount of revenues paid by the Company to the independent auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.

3. The following are prohibited non-audit services which may not be performed by any independent auditor for the Company: (1) bookkeeping or other services related to the accounting records or financial statements of the Company, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions or human resources, (7) broker or dealer, investment adviser, or investment banking services, (8) legal services and expert services unrelated to the audit, and (9) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible. If a non-audit service is not on the foregoing list, it is considered a permitted non-audit service for purposes hereof.

4. The following non-audit services may be performed by the Company’s independent auditor without further approval by the Committee: (1) services related to tax planning, compliance and reporting, and (2) services related to research of specific accounting issues that arise from time to time, subject to any limitations the Committee may choose to impose. In the event any such services are performed by the independent auditors, the Committee shall be apprised of the details of such services at its next scheduled meeting.

5. In addition to those services listed in Paragraph C.4, above, the Company’s independent auditors may provide other permitted non-audit services, so long as the Committee has pre-approved such services and provided that as part of its approval process, the Committee has determined that the services would be consistent with the basic principles that the independent auditor should not audit its own work, function as part of management, act as an advocate of the Company or be a promoter of the Company’s stock or other financial interests.

          D. Internal Audit and Accounting

1. Review with management and the independent auditors the objectives and scope of the internal audit process; monitor with management the competency and quality of the internal auditors; and review periodically the internal audit program.

2. Review, on an annual basis, the adequacy of the Company’s internal controls.

          E. Risk Assessment and Risk Management

1. Review the Company’s protection of assets programs, including insurance.

          F. Code of Business Conduct and Ethics

1. Establish, review and update as needed a Code of Business Conduct and Ethics (Code) and ensure that management has established a system to enforce the Code.

2. Review reported incidents under the Code, as well as the results of any investigations conducted, on a quarterly basis. The Chairman of the Committee shall initiate investigations when required under the Code.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4. Review lawsuits and claims against the Company which pose significant risk of loss.

5. Review and approve any material transaction to which the Company is a party involving a conflict of interest with a director, executive officer or other affiliate of the Company.

          G. Committee Administration

1. Review and assess the adequacy of this Charter on at least an annual basis.

2. Review and assess on an annual basis whether the Committee has satisfied its responsibilities during the prior year in compliance with this Charter.

3. Provide an Audit Committee Report to be included in the Company’s annual proxy statement, which states whether the Committee has: (1) reviewed and discussed with management the Company’s audited financial statements, (2) discussed with the independent auditors the matters required to be discussed by SAS 61, (3) received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1 and discussed with the independent auditors the independent auditors’ independence, and (4) based on the review and discussion of the audited financial statements with management and discussions with the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the last fiscal year for filing with the SEC.

4. Direct and supervise an investigation into any matter the Committee deems necessary and appropriate.

5. In the course of fulfilling its duties, the Committee has the authority to retain its own independent legal, accounting and other advisors in its sole discretion. The Company shall provide for appropriate funding, as determined by the Committee, for payment of fees to any such advisors.

6. Take action in connection with such other powers and responsibilities as the Board of Directors may, from time to time, determine.

Appendix A

Definitions

Nasdaq Definition of “Independent” Directors

      The following directors would not be considered independent:

(a) a director who is currently an employee of the Company or any of its subsidiaries or who was an employee of the Company or any of its subsidiaries during the past three years;

(b) a director who accepted any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

(c) a director who is a family member of an individual who is, or during the past three years was, an executive officer of the Company or any of its subsidiaries;

(d) a director who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising from investments in the Company’s securities) that exceeded 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current fiscal year or any of the past three fiscal years; and

(e) a director who is employed as an executive of another entity where any of the Company’s executives serves, or has served in the last three years, on that entity’s compensation committee.

Nasdaq Definition of “Financially Literate”

      A financially literate director is one who is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Nasdaq Definition of Accounting/ Financial Expertise

      A director has accounting or related financial management expertise if he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the director’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

SEC Definition of “Financial Expert”

      A director is a financial expert if he or she possesses all of the following attributes:

(a) an understanding of financial statements and GAAP;

(b) an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(d) an understanding of internal controls and procedures for financial reporting; and

(e) an understanding of audit committee functions.

      A person can acquire such attributes through any one or more of the following means:

(1) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor, or experience in one or more positions that involve the performance of similar functions;

(2) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, or experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

(3) other relevant experience.

Exhibit B

RENAISSANCE LEARNING, INC.

1997 STOCK INCENTIVE PLAN

(Amended and Restated Effective April 16, 2003)

      1. Objectives. The Renaissance Learning, Inc. 1997 Stock Incentive Plan is designed to attract and retain certain selected officers and key employees and non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

      2. Definitions.

(a) “Award” shall mean the grant of any form of stock option, stock appreciation right, or stock award, whether granted singly, in combination or in tandem, to a Plan Participant pursuant to such terms, conditions, performance requirements, and limitations as the Board or Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean an agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of Renaissance Learning, Inc.

(d) “Cause” shall mean termination of a Participant’s employment with the Company for (i) any failure of the Participant to substantially perform his duties with the Company (other than by reason of illness) which occurs after the Company has delivered to the Participant a demand for performance which specifically identifies the manner in which the Company believes the Participant has failed to perform his duties, (ii) the commission by the Participant of any act of dishonesty or disloyalty involving the Company or its business, or (iii) the conviction of the Participant of a felony or misdemeanor which, in the reasonable judgment of the Committee, is substantially related to the employee’s position with the Company.

(e) “Change in Control” shall mean any of the following events:

i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 2(e) or (e) any acquisition by a “related person” as defined below; or

ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company for which approval of the shareholders of the Company is required (a “Business Combination”), in each case, unless, immediately following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or a related person, as defined below) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding Common Stock of the Corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For the purposes hereof, a “related person” shall mean any one or more members of a group consisting of (a) Terrence and Judith Paul, their issue and/or spouses of their issue; (b) a trust or estate of which one or more persons described in (a) are beneficiaries; (c) a corporation or other entity in which any one or more persons, trusts or estates described in (a) and/or (b) own a majority of the profits of such entity; or (d) any corporation or other entity which is controlled by any corporation or other entity described in (c), above.

(f) “Common Stock” or “stock” shall mean the authorized and issued or unissued $0.01 par value common stock of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean the Compensation Committee of the Board of Directors of Renaissance Learning, Inc., or a sub-committee of the Compensation Committee established by the Board.

(i) “Company” shall mean Renaissance Learning, Inc. and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Renaissance Learning, Inc. has a significant equity interest, as determined in the sole discretion of the Committee.

(j) “Fair Market Value” shall mean the closing sale price of Common Stock on the NASDAQ National Market System as reported in the Midwest Edition of the Wall Street Journal for the date in question, provided that, if no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k) “Participant” shall mean a current or prospective employee, non-employee director or consultant of the Company to whom an Award has been made under the Plan.

(l) “Plan” shall mean the Renaissance Learning, Inc. 1997 Stock Incentive Plan.

(m) “Retirement” shall mean termination of employment with the Company or service as a member of the Board after the attainment of age 62 with at least ten years of service with the Company or the Board.

      3. Eligibility. Current and prospective employees, non-employee directors and consultants of the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Board, the Committee or the management of the Company, can have a significant effect on the success of the Company.

      4. Common Stock Available for Awards. The number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is 6,000,000, subject to adjustment as provided in Section 14 hereof, provided that not more than 3,000,000 shares may be subject to incentive stock options. Included in this share limit are Awards denominated in units of stock that may be redeemed or exercised for cash as well as for stock. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited, terminated, expire unexercised, settled in cash in lieu of stock or in such manner that all or some of the shares covered by an Award are not issued to a Participant, shall immediately become available for Awards. No employee shall be eligible to receive Awards aggregating more than 3,000,000 shares of Common Stock reserved under the Plan during the term of the Plan, subject to adjustment as provided in Section 14 hereof.

      5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which current and prospective employees, non-employee directors and consultants are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All determinations made by the Committee regarding the Plan or an Award shall be binding on the Company, the Participants and any other interested parties. The Committee’s powers include the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws and regulations of the countries in which the Company operates in order to assure the viability of Awards granted under the Plan and to enable Participants regardless of where employed to receive advantages and benefits under the Plan and such laws and regulations. Notwithstanding the foregoing, any Award made to a non-employee director must be approved by the Board.

      6. Delegation of Authority. The Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish.

      7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance. Awards may include, but are not limited to, those listed in this Section 7. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable.

(a) Stock Option. A grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant, as determined by the Committee. A stock option may be in the form of a nonqualified stock option or an incentive stock option (“ISO”). An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that ISOs shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).

(b) Stock Appreciation Right. A right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the stock appreciation right (“SAR”) is exercised over the Fair Market Value on the date of grant of the SAR as set forth in the applicable Award Agreement.

(c) Stock Award. An Award made in stock or denominated in units of stock. Such Awards may be based on Fair Market Value or other specified valuation with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee and as set forth in the Award Agreement.

      8. Payment of Awards. Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of stock, restrictions on transfer and forfeiture provisions. When transfer of stock is so restricted or subject to forfeiture provisions, it is referred to as “Restricted Stock.” The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in stock or units of stock.

      9. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

      10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to cash and/or Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

      11. Amendment, Modification, Suspension or Discontinuance of the Plan. The Board may terminate the Plan or make such modifications or amendments thereto as it shall deem advisable in order to conform to any law or regulation applicable thereto; provided, however, that the Board may not, unless otherwise permitted under applicable law, without further approval of the shareholders of the Company, adopt any amendment to the Plan which would cause the Plan to no longer comply with Section 162(m) of the Code, or any successor provision or other regulatory requirements. No such termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect the rights of such Participant under an outstanding Award then held by the Participant.

      12. Termination of Employment. If the employment of a Participant terminates, or a consultant no longer performs services for the Company, or a non-employee director no longer serves on the Board, other than pursuant to paragraphs (a) through (c) of this Section 12, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a) Retirement. When a Participant’s employment or service terminates as a result of Retirement, or early retirement with the consent of the Committee, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, or early retirement, and/or the exercisability and vesting of any Award may be accelerated.

(b) Resignation in the Best Interests of the Company. When a Participant resigns from the Company or the Board and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement.

           (c) Death or Disability of a Participant.

(i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of Section 22(e)(3) of the Code, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

(iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee’s determinations shall be binding and conclusive.

(d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company, continuation as a consultant or service on the Board, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment, service as a consultant or service on the Board at any time.

      13. Nonassignability. Except as provided in subsection (c) of Section 12 and this Section 13, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue, and spouses of his issue.

      14. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, (ii) available for ISOs, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock or units of stock; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards.

      15. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them.

      16. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

      17. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin and construed accordingly, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

      18. Effective and Termination Dates. The effective date of the Plan, as amended and restated, is April 16, 2003. The Plan, as amended and restated, shall terminate on April 16, 2013, subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

      19. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

Proxy Card
RENAISSANCE LEARNING, INC.

This Proxy is Solicited by the Board of Directors
for use at the Annual Meeting on April 16, 2003

     The undersigned appoints Terrance D. Paul and Steven A. Schmidt, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Renaissance Learning, Inc. held of record as of February 28, 2003 by the undersigned at the 2003 annual meeting of shareholders of Renaissance Learning, Inc. to be held on April 16, 2003 and at any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for directors and “FOR” the proposal to approve the company’s 1997 stock incentive plan, as amended and restated.

(See reverse for voting instructions.)

Renaissance Learning, Inc. 2003 Annual Meeting

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	ELECTION OF DIRECTORS:
	(To serve until the 2004 Annual Meeting and until their successors are elected and qualified)	01-Judith Ames Paul 02-Terrance D. Paul 03-Michael H. Baum 04-John R. Hickey 05-John H. Grunewald 06-Gordon H. Gunnlaugsson 07-Harold E. Jordan 08-Addison L. Piper	☐	Vote FOR all nominees listed to the left (except as specified below)	☐	Vote WITHHELD from all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	APPROVAL OF THE 1997 STOCK INCENTIVE PLAN, As Amended and Restated. ☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Date:

Address Change? Mark Box. ☐

Indicate changes below.		Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.